EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Clean Harbors, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in methodology of accounting for tax contingencies on January 1, 2007), and the effectiveness of Clean Harbors, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clean Harbors, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 19, 2010